UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 2034
                                (AMENDMENT NO. 1)
                             -----------------------

                                NOEL GROUP, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.10 PER SHARE
                         (Title of Class of Securities)

                                    655260107
                                 (CUSIP Number)
                             -----------------------

                                TIMOTHY I. LEVART
                                885 THIRD AVENUE
                               NEW YORK, NY 10020
                            TEL. NO.: (202) 371-3047
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                FEBRUARY 11, 1998
                      (Date of Event which Requires Filing
                               of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].

                                  SCHEDULE 13D

CUSIP NO.  655260107                                          PAGE 2 OF 20 PAGES
           ---------


1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]

6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    335,100
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   335,100

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             335,100

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.63%

14     TYPE OF REPORTING PERSON

             PN

                                       SCHEDULE 13D

CUSIP NO.  655260107                                          PAGE 3 OF 20 PAGES
           ---------


1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Institutional Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    578,400
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   578,400

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             578,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.81%

14     TYPE OF REPORTING PERSON

             PN

                                       SCHEDULE 13D

CUSIP NO.  655260107                                          PAGE 4 OF 20 PAGES
           ---------



1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Endowment Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    204,800
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   204,800

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             204,800

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .95%

14     TYPE OF REPORTING PERSON

             PN

                                       SCHEDULE 13D

CUSIP NO.  655260107                                          PAGE 5 OF 20 PAGES
           ---------



1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MHD Management Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    529,900
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   529,900

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             529,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.58%

14     TYPE OF REPORTING PERSON

             PN

                                       SCHEDULE 13D

CUSIP NO.  655260107                                          PAGE 6 OF 20 PAGES
           ---------



1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MH Davidson & Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    20,100
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   20,100

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             20,100

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .09%

14     TYPE OF REPORTING PERSON

             PN

                                       SCHEDULE 13D

CUSIP NO.  655260107                                          PAGE 7 OF 20 PAGES
           ---------



1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Advisers Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    578,400
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   578,400

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             578,400

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.81%

14     TYPE OF REPORTING PERSON

             CO

                                       SCHEDULE 13D

CUSIP NO.  655260107                                          PAGE 8 OF 20 PAGES
           ---------



1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Ltd.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands

                      7      SOLE VOTING POWER

      NUMBER OF                    51,900
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   51,900

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             51,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .25%

14     TYPE OF REPORTING PERSON

             CO

                                       SCHEDULE 13D

CUSIP NO.  655260107                                          PAGE 9 OF 20 PAGES
           ---------


1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Advisers, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    51,900
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   51,900

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             51,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .25%

14     TYPE OF REPORTING PERSON

             CO

                                       SCHEDULE 13D

CUSIP NO.  655260107                                         PAGE 10 OF 20 PAGES
           ---------

1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Marvin H. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    1,180,000
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   1,180,000

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,180,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [X]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.74%

14     TYPE OF REPORTING PERSON

             IN

                                       SCHEDULE 13D

CUSIP NO.  655260107                                         PAGE 11 OF 20 PAGES
           ---------


1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner, Jr.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             AF, PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    1,180,000
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   1,180,000

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,180,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [X]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.74%

14     TYPE OF REPORTING PERSON

             IN

                                       SCHEDULE 13D

CUSIP NO.  655260107                                        PAGE  12 OF 20 PAGES
           ---------


1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Stephen M. Dowicz

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    1,180,000
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   1,180,000

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,180,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.74%

14     TYPE OF REPORTING PERSON

             IN

                                       SCHEDULE 13D

CUSIP NO.  655260107                                         PAGE 13 OF 20 PAGES
           ---------

1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Scott E. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    1,180,000
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   1,180,000

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,180,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.74%

14     TYPE OF REPORTING PERSON

             IN

                                       SCHEDULE 13D

CUSIP NO.  655260107                                         PAGE 14 OF 20 PAGES
           ---------


1      NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Michael J. Leffell

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]

3      SEC USE ONLY

4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    1,180,000
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
  BY EACH REPORTING
       PERSON                      --
        WITH          9      SOLE DISPOSITIVE POWER

                                   1,180,000

                      10     SHARED DISPOSITIVE POWER

                                   --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,180,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.74%

14     TYPE OF REPORTING PERSON

             IN

                                  SCHEDULE 13D

CUSIP NO.  655260107                                         PAGE 15 OF 20 PAGES
           ---------

                  This Amendment No. 1 to Schedule 13D with respect to shares of Common Stock, par value $ .10 per share (the "Common Stock"), of Noel Group, Inc. (the "Company") originally filed on October 6, 1997 (the "Schedule 13D") amends Items 4, 6 and 7 of the Schedule 13D.

                  The Schedule 13D is hereby amended as follows:

ITEM 4.  PURPOSE OF THE TRANSACTION.

                  Item 4 of the Schedule 13D as previously filed is amended to read as follows:

                  Each of the Reporting Parties has acquired the shares of Common Stock made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

                  On February 11, 1998, Thomas L. Kempner, Jr., on behalf of DKP and the other Reporting Parties, sent a letter to Mr. Stanley Rawn, the Chief Executive Officer and a director of the Company, regarding proposals of certain specific initiatives which the Reporting Parties believe management of the Company should consider undertaking in connection with the liquidation of the Company in order to maximize value on behalf of the Company's shareholders.

                  Except as set forth above, the Reporting Parties have no intention, plan or proposal with respect to:

                  (a) The acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

                  (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

                  (c) A sale or transfer of a material amount of assets of the issuer or any of its subsidiaries;

                  (d) Any change in the present Board of Directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

                                  SCHEDULE 13D

CUSIP NO.  655260107                                         PAGE 16 OF 20 PAGES
           ---------


                  (e)      Any material change in the present
                           capitalization or dividend policy of the issuer;

                  (f) Any other material change in the issuer's business or corporate structure, including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940;

                  (g) Changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

                  (h) Causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

                  (i) A class of equity securities of the issuer becoming eligible for termination of registration pursuant to
                           Section 12(g)(4) of the Securities Exchange Act of 1934; or

                  (j) Any action similar to any of those enumerated above.

                  Each of the Reporting Parties, however, may, at any time and from time to time, and reserves the right to, acquire additional securities of the Company, dispose of any such securities of the Company or formulate other plans or proposals regarding the Company or its securities, to the extent deemed advisable by such Reporting Party in light of its general investment policies, market conditions or other factors.

                                  SCHEDULE 13D

CUSIP NO.  655260107                                         PAGE 17 OF 20 PAGES
           ---------


ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
         RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE
         ISSUER

                  The Reporting Parties, represented for this purpose by DKP have sent a letter, dated February 11, 1998, to Mr. Stanley Rawn, the Chief Executive Officer and a Director of the Company, regarding proposals of certain specific initiatives which the Reporting Parties believe management of the Company should consider undertaking in connection with the liquidation of the Company in order to maximize value on behalf of the Company's shareholders.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

                  1.       Letter from Thomas L. Kempner, Jr. to
                           Mr. Stanley Rawn, Chief Executive Officer and a Director of Noel Group, Inc., dated
                           February 11, 1998.

                                  SCHEDULE 13D

CUSIP NO.  655260107                                         PAGE 18 OF 20 PAGES
           ---------

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 1998



                                            DAVIDSON KEMPNER PARTNERS
                                              By MHD Management Co., its
                                              general partner

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------------
                                                Thomas L. Kempner, Jr.
                                                General Partner


                                            DAVIDSON KEMPNER INSTITUTIONAL
                                            PARTNERS, L.P.
                                              By Davidson Kempner Advisers
                                              Inc., its general partner

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------------
                                                Thomas L. Kempner, Jr.
                                                Secretary

                                  SCHEDULE 13D

CUSIP NO.  655260107                                         PAGE 19 OF 20 PAGES
           ---------


                                            DAVIDSON KEMPNER ENDOWMENT PARTNERS
                                              By MHD Management Co., its
                                              general partner

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------------
                                                Thomas L. Kempner, Jr.
                                                General Partner



                                            MHD MANAGEMENT CO.

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------------
                                                Thomas L. Kempner, Jr.
                                                General Partner


                                            DAVIDSON KEMPNER ADVISERS INC.

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------------
                                                Thomas L. Kempner, Jr.
                                                Secretary


                                            DAVIDSON KEMPNER INTERNATIONAL LTD.

                                               By Davidson Kempner
                                               International Advisors, LLC

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------------
                                                Thomas L. Kempner, Jr.
                                                A Managing Member


                                            DAVIDSON KEMPNER INTERNATIONAL
                                            ADVISORS, LLC

                                            By: /s/ Thomas L. Kempner, Jr.
                                            ------------------------------------
                                                Thomas L. Kempner, Jr.
                                                A Managing Member

                                  SCHEDULE 13D

CUSIP NO.  655260107                                         PAGE 20 OF 20 PAGES
           ---------


                                                /s/ Marvin H. Davidson
                                                --------------------------------
                                                Marvin H. Davidson


                                                /s/ Thomas L. Kempner, Jr.
                                                --------------------------------
                                                Thomas L. Kempner, Jr.


                                                /s/ Stephen M. Dowicz
                                                --------------------------------
                                                Stephen M. Dowicz


                                                /s/  Scott E. Davidson
                                                --------------------------------
                                                Scott E. Davidson


                                                /s/ Michael J. Leffell
                                                --------------------------------
                                                Michael J. Leffell